Exhibit 15.2

[Letterhead of Zhong Lun Law Firm]

May 17, 2011

Noah Holdings Limited

6th Floor, Times Finance Center

No. 68 Middle Yincheng Road

Pudong, Shanghai 200120

People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the headings “Risk Factors” and “Regulations” in Noah Holdings Limited’s Annual Report on Form 20-F for the year ended December 31, 2010, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2010.

Yours faithfully,

/s/ Zhong Lun Law Firm
Zhong Lun Law Firm